Exhibit 99.1

15 West 6th Street, Suite, 1800 • Tulsa, Oklahoma 74119 • (918) 513-4570 • Fax: (918) 513-4571

www.laredopetro.com

LAREDO PETROLEUM COMMENCES OFFERING OF $350 MILLION OF SENIOR NOTES

TULSA, OK — January 13, 2014 — Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or the “Company”), today announced that it intends to offer $350 million in aggregate principal amount of senior notes due 2022 in a private placement to eligible purchasers. The Company will use the net proceeds of the offering, if completed, for general working capital purposes. The senior notes will be senior unsecured obligations of the Company and will be guaranteed on a senior unsecured basis by the Company’s existing subsidiary and all of its future subsidiaries, with certain exceptions.

The senior notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior notes will be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements, including successful closing. These forward-looking statements are also affected by risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 and those set forth from time to time in the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

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Contacts:

Ron Hagood:  (918) 858-5504 — RHagood@laredopetro.com

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